Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES THIRD QUARTER 2015 RESULTS AND

UPDATES FULL YEAR 2015 GUIDANCE

•	Net loss of $23.5 million, or $0.36 per share, reflects performance challenges at our Indiana Harbor cokemaking facility and VISA SunCoke impairment charge of $19.4 million, or $0.30 per share

•	Adjusted EBITDA was $50.2 million in third quarter 2015, down $14.0 million year-on-year

•	Convent Marine Terminal contributed $5.4 million to third quarter Adjusted EBITDA and is expected to deliver full year 2015 Adjusted EBITDA of approximately $20 million

•	Revised full year 2015 Consolidated Adjusted EBITDA guidance of $180 million to $190 million reflects Indiana Harbor challenges and benefit of Convent Marine Terminal

LISLE, Ill. (October 12, 2015) - SunCoke Energy, Inc. (NYSE: SXC) today reported a third quarter 2015 loss attributable to shareholders of $23.5 million, or $0.36 per share, due primarily to performance challenges at our Indiana Harbor cokemaking facility and a $19.4 million impairment to our equity method investment in VISA SunCoke, our joint venture in India.

“While the acquisition of the Convent Marine Terminal added $5.4 million to the quarter’s results, operating performance at Indiana Harbor was the primary driver of the decline in consolidated Adjusted EBITDA.” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc.

“In view of the persistent operating challenges and costs at Indiana Harbor, we had to take additional actions to address this plant’s performance,” Henderson said. “During third quarter, we conducted a robust review of the facility and strengthened our refurbishment efforts by implementing a holistic plan, including rebuilding certain ovens to address interior oven conditions. We are in early stages of this effort but are encouraged by preliminary results.”

Given the quarter’s results and our outlook for the remainder of the year, we are revising our full year 2015 Consolidated Adjusted EBITDA guidance to $180 million to $190 million. This reflects an expected Adjusted EBITDA benefit of approximately $20 million from the acquisition of the Convent Marine Terminal, offset by lower expectations for Indiana Harbor, which we now expect will not contribute to 2015 Adjusted EBITDA.

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2015	2014	Decrease
Revenues	$336.9	$377.0	$(40.1)
Operating income	$23.1	$25.9	$(2.8)
Adjusted EBITDA(1)	$50.2	$64.2	$(14.0)
Net loss attributable to SXC	$(23.5)	$(3.6)	$(19.9)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues declined $40.1 million to $336.9 million in third quarter 2015 compared with the same prior year period, reflecting the pass-through of lower coal costs in our Domestic Coke segment as well as lower sales volumes.

Operating income was $23.1 million in the current period compared to $25.9 million in the prior year period, which included a $16.4 million impairment charge related to our coal mining operations. Adjusted EBITDA declined $14.0 million to $50.2 million. These decreases are primarily the result of operating challenges at Indiana Harbor, partially offset by the results of our newly acquired Convent Marine Terminal.

Net loss attributable to SXC was $23.5 million, or $0.36 per share, in third quarter 2015, including a $19.4 million, or $0.30 per share, impairment of our equity method investment in Visa SunCoke. Prior year net loss attributable to SXC was $3.6 million, or $0.05 per share, which included a $10.0 million, net of tax, or $0.14 per share, impairment charge on our coal mining business.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

Domestic Coke Results	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2015	2014	Decrease
Revenues	$311.5	$349.9	$(38.4)
Adjusted EBITDA(1)	$55.9	$72.4	$(16.5)
Sales Volume (thousands of tons)	1,043	1,074	(31)
Adjusted EBITDA per ton(1)	$53.60	$67.41	$(13.81)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal price as well as a decrease in volume of 31 thousand tons.

•	Adjusted EBITDA was $55.9 million, reflecting underperformance at Indiana Harbor, which decreased Adjusted EBITDA by $11.4 million, as well as the $2.9 million impact of our customer’s decision to idle its Haverhill Chemicals LLC facility, with whom we have a steam supply agreement.

Coal Logistics

Coal Logistics consists of the coal handling and blending services operated by SXCP at Convent Marine Terminal located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, IN, and Kanawha River Terminals, LLC (KRT), which has terminals along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended September 30,
(in millions, except per ton amounts)	2015	2014	Increase
Revenues	$13.8	$8.7	$5.1
Adjusted EBITDA(1)	$10.4	$3.8	$6.6
Tons handled (thousands of tons)	5,149	4,772	377
Adjusted EBITDA per ton(1)	$2.02	$0.80	$1.22

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

•	Adjusted EBITDA was up $6.6 million, driven by the $5.4 million contribution of our recently acquired Convent Marine Terminal facility. Convent Marine Terminal handled 817 thousand tons during the period.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA remained largely flat at $3.4 million.

India Coke

India Coke consists of our 49 percent interest in our VISA SunCoke joint venture, which owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one-month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA remained relatively flat at a loss of $0.8 million in third quarter 2015. Import competition from China continues to depress coke pricing in India, resulting in weak margins.

•	We recorded a $19.4 million impairment charge, bringing our investment in VISA SunCoke to zero, as a result of a decline in projected market factors, including coal prices and the expected continuation of low priced Chinese coke imports.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, currently mined by contractors. A majority of the metallurgical coal produced by our coal mining business is sold to our Jewell Coke facility for conversion into coke.

•	Adjusted EBITDA was a loss of $4.9 million, down $2.0 million due to a $12 per ton decline in sales price driven by depressed market conditions.

Corporate and Other

Corporate and other expenses in third quarter 2015 were $13.8 million, up $3.5 million versus third quarter 2014, primarily due to acquisition and business development costs.

Interest Expense, Net

Interest expense, net, increased $2.7 million to $14.6 million in third quarter 2015, primarily related to interest incurred on higher debt balances associated with the Convent Marine Terminal acquisition.

2015 OUTLOOK

Revised guidance, including the expected benefit of the Convent Marine Terminal acquisition, are as follows:

•	Domestic coke production is expected to be between 4.1 million and 4.2 million tons

•	Domestic coke Adjusted EBITDA per ton is expected to be in the range of $50 per ton and $55 per ton

•	Consolidated Adjusted EBITDA is expected to be between $180 million to $190 million

•	Adjusted EBITDA attributable to SXC is expected to be between $102 million and $110 million

•	Capital expenditures are projected to be approximately $75 million to $80 million

•	Cash generated by operations is estimated to be between $125 million and $145 million

•	Cash taxes are projected to be approximately $8 million to $9 million

RELATED COMMUNICATIONS

We will host an investor conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) today. This conference call will be webcast live and archived for replay in the Featured Financials section of www.suncoke.com. Investors may participate in this call by dialing 1-800-531-4216 in the U.S. or 1-630-691-2737 if outside the U.S., confirmation code 40761281.

UPCOMING EVENTS

Additionally, we plan to to participate in the following events:

•	SunCoke Energy Investor Day, December 17, 2015, New York City, NY

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 54 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, coal rationalization costs, sales discounts, Coal Logistics deferred revenue and interest, taxes, depreciation and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in November 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. The Coal Logistics deferred revenue represents cash received on Coal Logistics take-or-pay contracts for which revenue has not yet been recognized under US GAAP. Including Coal Logistics deferred revenue in Adjusted EBITDA reflects the cash flow of our contractual arrangements. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXCP represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$336.2	$376.2	$1,007.7	$1,105.9
Other income	0.7	0.8	1.4	2.9

Total revenues	336.9	377.0	1,009.1	1,108.8

Costs and operating expenses
Cost of products sold and operating expenses	266.3	292.7	824.4	886.7
Selling, general and administrative expenses	21.9	19.2	53.9	63.0
Depreciation, depletion and amortization expense	25.6	22.8	75.8	80.4
Asset impairment	—	16.4	—	119.5

Total costs and operating expenses	313.8	351.1	954.1	1,149.6

Operating income (loss)	23.1	25.9	55.0	(40.8)
Interest expense, net	14.6	11.9	50.9	51.1

Income (loss) before income tax expense (benefit) and loss from equity method investment	8.5	14.0	4.1	(91.9)
Income tax expense (benefit)	4.8	6.1	5.1	(48.9)
Loss from equity method investment	20.2	1.5	21.6	3.0

Net (loss) income	(16.5)	6.4	(22.6)	(46.0)
Less: Net income attributable to noncontrolling interests	7.0	10.0	18.4	14.6

Net loss attributable to SunCoke Energy, Inc.	$(23.5)	$(3.6)	$(41.0)	$(60.6)

Loss attributable to SunCoke Energy, Inc. per common share:
Basic	(0.36)	(0.05)	(0.63)	(0.87)
Diluted	(0.36)	(0.05)	(0.63)	(0.87)
Weighted average number of common shares outstanding:
Basic	64.5	69.4	65.3	69.5
Diluted	64.5	69.4	65.3	69.5

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2015	December 31, 2014
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$103.2	$139.0
Receivables	76.3	78.2
Inventories	124.6	142.2
Income tax receivable	11.0	6.0
Deferred income taxes	18.5	26.4
Other current assets	5.0	3.6

Total current assets	338.6	395.4

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	—	22.3
Properties, plants and equipment, net	1,597.1	1,480.0
Goodwill	72.5	11.6
Other intangible assets, net	193.2	10.4
Restricted cash	21.5	—
Deferred charges and other assets	16.5	25.4

Total assets	$2,280.4	$1,986.1

Liabilities and Equity
Accounts payable	$107.8	$121.3
Accrued liabilities	49.8	67.5
Short-term debt, including current portion of long-term debt	1.1	—
Interest payable	9.1	19.9

Total current liabilities	167.8	208.7

Long-term debt	998.0	633.5
Accrual for black lung benefits	44.6	43.9
Retirement benefit liabilities	31.4	33.6
Deferred income taxes	380.4	321.9
Asset retirement obligations	21.9	22.2
Other deferred credits and liabilities	21.9	16.9

Total liabilities	1,666.0	1,280.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,460,681 and 71,251,529 shares at September 30, 2015 and December 31, 2014, respectively	0.7	0.7
Treasury stock, 7,477,657 and 4,977,115 shares at September 30, 2015 and December 31, 2014, respectively	(140.7)	(105.0)
Additional paid-in capital	484.8	543.6
Accumulated other comprehensive loss	(19.0)	(21.5)
Retained (deficit) earnings	(45.5)	13.9

Total SunCoke Energy, Inc. stockholders’ equity	280.3	431.7
Noncontrolling interests	334.1	273.7

Total equity	614.4	705.4

Total liabilities and equity	$2,280.4	$1,986.1

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(Dollars in millions)
Cash Flows from Operating Activities:
Net loss	$(22.6)	$(46.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset impairment	—	119.5
Depreciation, depletion and amortization expense	75.8	80.4
Deferred income tax expense (benefit)	6.9	(58.0)
Settlement loss and expense for pension plan	13.1	0.2
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(6.4)	(4.0)
Share-based compensation expense	5.8	7.6
Excess tax benefit from share-based awards	—	(0.3)
Loss from equity method investment	21.6	3.0
Loss on extinguishment of debt	9.4	15.4
Changes in working capital pertaining to operating activities:
Receivables	8.0	22.1
Inventories	20.7	(16.8)
Accounts payable	(10.4)	(37.6)
Accrued liabilities	(19.8)	(16.4)
Interest payable	(10.8)	(10.2)
Income taxes	(5.0)	3.7
Other	(3.3)	(4.2)

Net cash provided by operating activities	83.0	58.4

Cash Flows from Investing Activities:
Capital expenditures	(49.3)	(107.2)
Acquisition of business	(214.6)	—

Net cash used in investing activities	(263.9)	(107.2)

Cash Flows from Financing Activities:
Net proceeds from issuance of SunCoke Energy Partners, L.P. units	—	90.5
Proceeds from issuance of long-term debt	210.8	268.1
Repayment of long-term debt	(149.8)	(276.5)
Debt issuance costs	(4.8)	(5.8)
Proceeds from revolving facility	185.0	40.0
Repayment of revolving facility	—	(80.0)
Cash distribution to noncontrolling interests	(31.0)	(23.4)
Shares repurchased	(35.7)	(85.1)
Units repurchased	(10.0)	—
Proceeds from exercise of stock options, net of shares withheld for taxes	(1.0)	1.9
Excess tax benefit from share-based awards	—	0.3
Dividends paid	(18.4)	—

Net cash provided by (used in) financing activities	145.1	(70.0)

Net decrease in cash and cash equivalents	(35.8)	(118.8)
Cash and cash equivalents at beginning of period	139.0	233.6

Cash and cash equivalents at end of period	$103.2	$114.8

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$311.5	$349.9	$941.1	$1,027.9
Brazil Coke	8.0	8.9	26.4	27.2
Coal Logistics	13.8	8.7	29.7	28.1
Coal Logistics Intersegment Sales	5.7	4.9	15.3	13.6
Coal Mining	2.9	8.7	10.5	22.7
Coal Mining intersegment sales	25.3	37.0	74.3	106.3
Elimination of intersegment sales	(31.0)	(41.9)	(89.6)	(119.9)

Total sales and other operating revenue	$336.2	$376.2	$1,007.7	$1,105.9

Adjusted EBITDA(1):
Domestic Coke	$55.9	$72.4	$164.8	$183.5
Brazil Coke	3.4	2.5	10.1	6.7
India Coke	(0.8)	(1.3)	(1.9)	(1.7)
Coal Logistics	10.4	3.8	18.0	10.9
Coal Mining	(4.9)	(2.9)	(13.4)	(9.0)
Corporate and Other, including legacy costs, net(2)	(13.8)	(10.3)	(46.1)	(31.6)

Total Adjusted EBITDA	$50.2	$64.2	$131.5	$158.8

Coke Operating Data:
Domestic Coke capacity utilization (%)	98	102	98	98
Domestic Coke production volumes (thousands of tons)	1,049	1,090	3,094	3,092
Domestic Coke sales volumes (thousands of tons)	1,043	1,074	3,102	3,081
Domestic Coke Adjusted EBITDA per ton(3)	$53.60	$67.41	$53.13	$59.56
Brazilian Coke production—operated facility (thousands of tons)	449	431	1,324	1,097
Indian Coke sales (thousands of tons)(4)	71	77	253	285
Coal Logistics Operating Data:
Tons handled (thousands of tons)	5,149	4,772	13,309	14,736
Coal Logistics Adjusted EBITDA per ton handled(5)	$2.02	$0.80	$1.35	$0.74

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Legacy costs, net include costs associated with former mining employee-related liabilities prior to the implementation of our current contractor mining business net of certain royalty revenues. See details of these legacy items below.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Represents 100% of VISA SunCoke sales volumes.
(5)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Royalty income	$0.3	$0.3	$0.4	$0.6
Black lung charges	(1.4)	(0.5)	(3.3)	(1.5)
Postretirement benefit plan (expense) benefit	(0.1)	0.2	3.7	0.8
Defined benefit plan expense	—	(0.1)	(13.1)	(0.2)
Workers compensation expense	(0.2)	(1.0)	(1.6)	(3.3)

Total legacy costs, net	$(1.4)	$(1.1)	$(13.9)	$(3.6)

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net (Loss) Income and Net Cash Provided by Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$30.1	$46.0	$75.2	$116.8
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	20.1	18.2	56.3	42.0

Adjusted EBITDA	$50.2	$64.2	$131.5	$158.8

Subtract:
Adjustment to unconsolidated affiliate earnings(2)	19.8	0.3	20.8	2.4
Nonrecurring coal rationalization costs(3)	0.8	0.3	0.4	0.8
Depreciation, depletion and amortization expense	25.6	22.8	75.8	80.4
Interest expense, net	14.6	11.9	50.9	51.1
Income tax expense (benefit)	4.8	6.1	5.1	(48.9)
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(4)	—	—	—	(0.5)
Asset and goodwill impairment	—	16.4	—	119.5
Coal Logistics deferred revenue(5)	1.1	—	1.1	—

Net loss	$(16.5)	$6.4	$(22.6)	$(46.0)

Add:
Asset and goodwill impairment	—	16.4	—	119.5
Depreciation, depletion and amortization	25.6	22.8	75.8	80.4
Deferred income tax benefit	8.0	11.9	6.9	(58.0)
Loss on extinguishment of debt	—	—	9.4	15.4
Changes in working capital and other	(10.7)	(24.4)	13.5	(52.9)

Net cash provided by operating activities	$6.4	$33.1	$83.0	$58.4

(1)	Reflects noncontrolling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects share of interest, taxes, impairment, depreciation and amortization related to VISA SunCoke.
(3)	Nonrecurring coal rationalization costs include employee severance, contract termination costs and other one-time costs to idle mines incurred during the execution of our coal rationalization plan.
(4)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our Granite City customer. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Consolidated Statement of Operations.
(5)	Coal Logistics deferred revenue represents revenue excluded from sales and other operating income related to the timing of revenue recognition on the Coal Logistics take-or-pay contracts.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Estimated 2015 Consolidated Adjusted EBITDA to Estimated Net Loss

and Net Cash Provided by Operating Activities

	2015
	Low	High
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$102	$110
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	78	80

Adjusted EBITDA	$180	$190

Subtract:
Adjustment to unconsolidated affiliate earnings(2)	21	21
Nonrecurring coal rationalization costs(3)	1	1
Depreciation, depletion and amortization expense	103	103
Interest expense, net	68	67
Income tax expense (benefit)	—	3
Coal Logistics deferred revenue(4)	(3)	(3)

Net loss	$(10)	$(2)

Add:	—	—
Depreciation, depletion and amortization	103	103
Loss on extinguishment of debt	9	9
Changes in working capital and other	26	38
Coal Logistics deferred revenue(4)	$(3)	$(3)

Net cash provided by operating activities	$125	$145

(1)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.
(2)	Represents SunCoke’s share of India JV interest, taxes and depreciation expense.
(3)	Nonrecurring coal rationalization costs include employee severance, contract termination costs and other one-time costs to idle mines incurred during the execution of our coal rationalization plan.
(4)	Coal Logistics deferred revenue represents revenue excluded from sales and other operating income related to the timing of revenue recognition on the Coal Logistics take-or-pay contracts, and reflects take-or-pay volume during the pre-acquisition period which, for U.S. GAAP purposes, is recognized as earnings at year-end.